Exhibit (c)(3)

CONFIDENTIAL PROJECT COMMODORE FINANCING ANALYSIS June 15, 2018

SOURCES & USES – VALUE CONFIRMATION (GF PROPOSAL – JUNE 14, 2018)

PJ SOLOMON

Sources	Closing 10/31/2018 Current	Closing 10/31/2018 Flex	Status (PJ SOLOMON Review)	Comments
Existing Cash & Investments	$5.8	$5.8	Confirmed	10/18 Closing Balance Sheet from 'Monthly Income Statement, Balance Sheet and Cash Flow' received on May 7, 2018.
ABL Revolver	144.1	130.5	Confirmed	See pages 3 - 4.
ABL Revolver - FILO Tranche	–	8.6	Confirmed	See pages 3 - 4.
ABL Revolver + FILO	**$144.1**	**$139.1**		
Bridge on Other Assets	47.0	47.0	Confirmed	'Redline - Short Putt - Fortress Term Sheet' received on June 12, 2018.
Fortress 1st Lien Term Loan	140.0	140.0	Confirmed	'Redline - Short Putt - Fortress Term Sheet' received on June 12, 2018.
Fortress 2nd Lien Term Loan	95.0	95.0	Confirmed	'Redline - Short Putt - Fortress Term Sheet' received on June 12, 2018.
Total Debt	**$426.1**	**$421.1**		
Rollover Equity	$81.4	$86.4	Confirmed	'Breakdown of Equity Consideration and Family Rollover' received on June 14, 2018.
Total Sources	**$513.3**	**$513.3**	See page 2 for detail	

Uses	Current	Flex	Status	Comments
Equity Consideration	$429.0	$429.0	Confirmed	'Breakdown of Equity Rollver and Equity Consideration' received on June 14, 2018. See page 3 for further detail.
Repay Senior Notes	–	–	Confirmed	May 29, 2018 Press Release.
Rollover of Current ABL Borrowings	21.4	21.4	Confirmed	10/18 Closing Balance Sheet from 'Monthly Income Statement, Balance Sheet and Cash Flow' received on May 7, 2018.
Repay Real Estate Mortgages	32.1	32.1	Confirmed	10/18 Closing Balance Sheet from 'Monthly Income Statement, Balance Sheet and Cash Flow' received on May 7, 2018.
Aggregate Consideration	**$482.5**	**$482.5**		
Total Transaction Fees & Expenses	25.0	25.0		
Minimum Cash Requirement	5.8	5.8	Confirmed	Acquirer uses projected cash and investment balance as of 10/18 closing balance sheet as minimum cash requirement.
Total Uses	**$513.3**	**$513.3**		

Total RSAs	622,557	
Less: Time Vested RSAs	(199,144)	
Total Performance Based RSAs	**423,413**	
Less: Performance RSAs (<1 Yr.)	(9,080)[a]	
Performance RSAs (1+ Yr.)	**414,333**	**Total Def.**
Less: Oscar Rolled RSAs + TT/KF/JN RSAs Cash Out	(125,245)	**Comp ($M)**
Total Employee Rolled RSAs	**289,088**	**$7.9**

Memo	Current	Flex
PF Leverage:		
LTM Adjusted EBITDA	$60.1	$60.1
Total PF Debt / LTM Adjusted EBITDA	7.1 x	7.0 x
PF Capitalization:		
Equity	$81.4	$86.4
Debt	426.1	421.1
Total	**$507.5**	**$507.5**
Equity as % Total	*16.0%*	*17.0%*

Estimated Expenses	
Seller Expenses	$14.0
GF Legal and Advisory	4.4
Wells Fargo Fees (b)	1.4
Fortress Financing Fees (c)	5.2
Total	**$25.0**

(a) *Assumes October 31, 2018 close for vesting calculation of board issued RSAs.*
(b) *Assumes 50 bps on $275M ABL.*
(c) *Assumes 1.5% on $282M bridge and term loan plus $1M in legal fees as per Fortress.*

1

GF EQUITY CONSIDERATION (GF PROPOSAL – JUNE 14, 2018)

PJ SOLOMON

Offer Price	$27.50

Outstanding Shares / Source

	Outstanding	Pro-Rated Outstanding	Scope	PJ SOLOMON Notes
Non-Restricted Shares	15,253,547	15,253,547	Per Jorge Narino (as of 6/14/2018).	Confirmed.
Time Vested RSAs	199,144	199,144	VDR 7.9.9.4 PERY Equity Awards.	Confirmed.
Performance RSAs (<1 Yr.) (a)	9,080	9,080		Confirmed. Represents Board equity awards.
Performance RSA (1+ Yr.) (b)	414,333	125,245		Represents Oscar rolled RSAs (115,451) and TT / KF / JG cash out (9,794).
Total Performance Based RSAs	**423,413**	**134,325**	VDR 7.9.9.4 PERY Equity Awards.	
Memo: Total Restricted Stock	*622,557*	*333,469*		*Revised (6/14) restricted shares.*
Total Basic Shares Outstanding	**15,876,104**	**15,587,016**		
	Outstanding	**Dilution**		
Non-Qualified Options (c)	5,001	3,730	VDR 7.9.9.4 PERY Equity Awards.	Confirmed. Represents equivalent shares utilizing treasury stock method.
SARs (d)	37,336	9,891	VDR 7.9.9.4 PERY Equity Awards.	Confirmed. Represents equivalent shares utilizing treasury stock method.
RSUs	7,301	--	VDR 7.9.9.4 PERY Equity Awards.	Confirmed. Assumes RSUs are canceled at close.
Total Diluted Shares Outstanding	**15,925,742**	**15,600,637**		

Equity Consideration	**$429,017,523**

Equity Consideration (100% Cash Payment of RSAs)	
Total Diluted Shares Outstanding	15,600,637
Performance RSAs	289,088
Total Diluted Shares Outstanding	15,889,725
Equity Consideration	**$436,967,443**

Family Ownership

	Amount		
George Feldenkreis (e)	1,592,085	GF Bank Statements.	Confirmed. Assumes 10/31/18 close for vesting of RSAs issued on 6/14/18.
Oscar Feldenkreis	1,223,329	OF Bank Statements.	Confirmed. See below.
Fanny Hanono	326,073	FH Bank Statements.	Confirmed. See below.
Total Family Ownership	**3,141,487**		
Value of Family Stake (e)	86,390,903		
Less: $5M Cash Out	(5,000,000)		
Value of Family Stake, Less $5M Cash Out	**$81,390,903**		

Family Ownership Detail

	Non-Restricted Shares	Vested RSAs	Total Unvested RSAs	Total Equivalent
GF	1,590,573	1,512 (a)	--	1,592,085
OF	1,071,498	36,380	115,451	1,223,329
FH	326,073	--	--	326,073
Total	**2,988,144**	**37,892**	**115,451**	**3,141,487**

Oscar Detail

Sole Dispositive Power	**1,073,329**
Less: Total RSAs	(151,831)
Plus: Shared Ownership	150,000
Total Common Cownership	**1,071,498**

Performance Based RSAs Detail (b)

Oscar Rolled RSAs	115,451
TT/KF/JN RSAs Cash Out	9,794
Total Rolled RSAs	**125,245**

(a) *Assumes October 31, 2018 close for vesting calculation of board issued RSAs.*

(b) *Assumes Oscar Feldenkreis restricted shares are rolled over and 9,794 performance-based RSAs held by Jorge Narino, Tricia Thompkins and Kevin Flint are paid at close. Remaining employee restricted shares are liabilities of the pro forma company, subject to ongoing benefits advisor review.*

(c) *Based on range of strike prices of $4.89 to $15.38 as per VDR 7.9.9.4 PERY Equity Awards.*

(d) *Based on range of strike prices of $17.71 to $24.26 as per VDR 7.9.9.4 PERY Equity Awards.*

(e) *Assumes Foundation shares (122,316, or $3.36M) are cashed out.*

2

GF BORROWING BASE (GF PROPOSAL – JUNE 14, 2018)

PJ SOLOMON

($ in Millions)

	GF Proposal		PJ SOLOMON Sensitivity	
	9/30/2018	10/31/2018	9/30/2018	10/31/2018
Accounts Receivable				
Balance Sheet AR, net	$131.2	$135.1	$131.2	$135.1
Plus: Allowances	18.4	18.9	15.9	16.4
Allowance %	*14.0%*	*14.0%*	*12.2%*	*12.2%*
Gross AR	**$149.6**	**$154.0**	**$147.2**	**$151.5**
Gross Trade AR	$143.6	$147.8	$140.8	$144.9
Gross Trade AR %	*96.0%*	*96.0%*	*95.6%*	*95.6%*
Ineligible	$8.0	$8.3	$10.8	$11.1
Ineligible %	*5.6%*	*5.6%*	*7.7%*	*7.7%*
Eligible Base Gross Trade AR	**$135.6**	**$139.5**	**$129.9**	**$133.7**
Advance Rate	*90.0%*	*90.0%*	*90.0%*	*90.0%*
Total Available Accounts Receivable	**$122.0**	**$125.6**	**$116.9**	**$120.3**
Inventory				
Balance Sheet Inventory	$161.8	$150.8	$161.8	$150.8
Excluded Inventory	*7.5%*	*7.5%*	*7.5%*	*7.5%*
Base Inventory	**$149.7**	**$139.5**	**$149.7**	**$139.5**
Ineligible	$9.1	$8.5	$9.4	$8.8
Ineligible %	*6.1%*	*6.1%*	*6.3%*	*6.3%*
Eligible Base Inventory	**$140.5**	**$131.0**	**$140.3**	**$130.7**
NOLV	*74.3%*	*74.3%*	*74.3%*	*74.3%*
Advance Rate	*95.0%*	*95.0%*	*95.0%*	*95.0%*
Total Available Inventory	**$99.2**	**$92.4**	**$99.0**	**$92.3**
Availability				
Total Available AR & Inventory	**$221.2**	**$218.0**	**$215.9**	**$212.6**
Less: Total Reserves	(13.9)	(14.1)	(17.7)	(17.7)
Total Available Borrowing Base	**$207.3**	**$203.9**	**$198.3**	**$194.9**
Note: Maximum Facility	*$275.0*	*$275.0*	*$275.0*	*$275.0*
Less: Draw at Close	(144.1)	(144.1)	(144.1)	(144.1)
Less: Letters of Credit	(10.0)	(10.0)	(10.0)	(10.0)
Plus: Cash	5.8	5.8	5.8	5.8
Excess Availability	**$59.0**	**$55.6**	**$50.0**	**$46.6**
Excess Availability - % of Borrowing Base	*28.5%*	*27.3%*	*25.2%*	*23.9%*
Less: Borrowing Block	**($45.2)**	**($35.7)**	**($43.2)**	**($34.1)**
Minimum Excess Availability at Closing (a)	*21.8%*	*17.5%*	*21.8%*	*17.5%*
Excess Availability Above Borrowing Block	**$13.8**	**$19.9**	**$6.8**	**$12.5**

"Regular way"

Source: Management forecast received May 7,2018 public filings.
Note: GF Proposal provided by Scope on June 14, 2018.
(a) Assumes 9/30 and 10/31 borrowing base.

3

GF BORROWING BASE – NO SEASONAL ADVANCE // FILO + OPTIONAL GF BACKSTOP

($ in Millions)

	GF Proposal		PJ SOLOMON Sensitivity	
	9/30/2018	10/31/2018	9/30/2018	10/31/2018
Accounts Receivable				
Balance Sheet AR, net	$131.2	$135.1	$131.2	$135.1
Plus: Allowances	18.4	18.9	15.9	16.4
Allowance %	*14.0%*	*14.0%*	*12.2%*	*12.2%*
Gross AR	**$149.6**	**$154.0**	**$147.2**	**$151.5**
Gross Trade AR	$143.6	$147.8	$140.8	$144.9
Gross Trade AR %	*96.0%*	*96.0%*	*95.6%*	*95.6%*
Ineligible	$8.0	$8.3	$10.8	$11.1
Ineligible %	*5.6%*	*5.6%*	*7.7%*	*7.7%*
Eligible Base Gross Trade AR	**$135.6**	**$139.5**	**$129.9**	**$133.7**
Advance Rate	*87.5%*	*87.5%*	*87.5%*	*87.5%*
Total Available Accounts Receivable	**$118.6**	**$122.1**	**$113.7**	**$117.0**
Inventory				
Balance Sheet Inventory	$161.8	$150.8	$161.8	$150.8
Excluded Inventory	*7.5%*	*7.5%*	*7.5%*	*7.5%*
Base Inventory	**$149.7**	**$139.5**	**$149.7**	**$139.5**
Ineligible	$9.1	$8.5	$9.4	$8.8
Ineligible %	*6.1%*	*6.1%*	*6.3%*	*6.3%*
Eligible Base Inventory	**$140.5**	**$131.0**	**$140.3**	**$130.7**
NOLV	*74.3%*	*74.3%*	*74.3%*	*74.3%*
Advance Rate	*90.0%*	*90.0%*	*90.0%*	*90.0%*
Total Available Inventory	**$94.0**	**$87.6**	**$93.8**	**$87.4**
Availability				
Total Available AR & Inventory	**$212.6**	**$209.7**	**$207.5**	**$204.4**
Less: Total Reserves	(13.9)	(14.1)	(17.7)	(17.7)
Total Available Borrowing Base	**$198.7**	**$195.6**	**$189.8**	**$186.7**
Plus: FILO Facility Borrowing Base (a)	8.6	8.4	8.5	8.2
Total Available Borrowing Base	**$207.3**	**$203.9**	**$198.3**	**$194.9**
Note: Maximum Facility	*$275.0*	*$275.0*	*$275.0*	*$275.0*
Less: Draw at Close	(139.1)	(139.1)	(139.1)	(139.1)
Less: Letters of Credit	(10.0)	(10.0)	(10.0)	(10.0)
Plus: Cash	5.8	5.8	5.8	5.8
Excess Availability	**$64.0**	**$60.6**	**$55.0**	**$51.6**
Excess Availability - % of Borrowing Base	*32.2%*	*31.0%*	*29.0%*	*27.7%*
Less: Borrowing Block	**($45.2)**	**($35.7)**	**($43.2)**	**($34.1)**
Minimum Excess Availability at Closing (b)	*21.8%*	*17.5%*	*21.8%*	*17.5%*
Excess Availability Above Borrowing Block	**$18.8**	**$24.9**	**$11.8**	**$17.5**

Draw at close reflects removal of $5 million Feldenkreis sell-down

"Flex"

Source: Management forecast received May 7,2018 public filings.
Note: GF Proposal provided by Scope on June 14, 2018.
(a) Calculated as 2.5% of Eligible Base Gross Trade AR, plus 5.0% of Eligible Base Inventory (NOLV).
(b) Assumes 9/30 and 10/31 borrowing base.

4

DISCLAIMER This presentation has been prepared by PJ SOLOMON (“SOLOMON”) from materials and information supplied (whether orally or in writing) by Perry Ellis International, Inc. (“Commodore” or the “Company”) and other sources. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed in conjunction with, the oral briefing as well as the qualifications, limitations and assumptions in the letter provided by SOLOMON. This presentation includes certain statements, estimates and projections provided by the Company with respect to the historical and anticipated future performance of the Company. Such statements, estimates and projections contain or are based on significant assumptions and subjective judgments made by the Company’s management. These assumptions and judgments may or may not be correct, and there can be no assurance that any projected results are attainable or will be realized. SOLOMON has not attempted to verify any such statements, estimates and projections, and as such SOLOMON makes no representation or warranty as to, and assumes no responsibility for, their accuracy or completeness and for the effect which any such inaccuracy or incompleteness may have on the results or judgments contained in this presentation. Except where otherwise indicated, this analysis speaks as of the date hereof. Under no circumstances should the delivery of this document imply that the analysis would be the same if made as of any other date. This presentation and the information contained herein do not constitute an offer to sell or the solicitation of an offer to buy any security, commodity or instrument or related derivative, nor do they constitute an offer or commitment to lend, syndicate or arrange a financing, underwrite or purchase or act as an agent or advisor or in any other capacity with respect to any transaction, or commit capital, or to participate in any trading strategies, and do not constitute legal, regulatory, accounting or tax advice to the recipient. We recommend that the recipient seek independent third party legal, regulatory, accounting and tax advice regarding the contents of this presentation. This presentation is not a research report and was not prepared by the research department of SOLOMON or any of its affiliates. THIS PRESENTATION HAS BEEN ISSUED FOR THE INFORMATION AND ASSISTANCE OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY. IT IS NOT INTENDED TO BE USED OR RELIED UPON, AND SHOULD NOT AND CANNOT BE USED OR RELIED UPON, BY ANY OTHER PERSON. THIS PRESENTATION IS CONFIDENTIAL AND SHOULD NOT, WITHOUT PRIOR WRITTEN CONSENT OF SOLOMON, BE COPIED OR MADE AVAILABLE TO ANY PERSON OTHER THAN THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY. SOLOMON SHALL NOT HAVE LIABILITY, WHETHER DIRECT OR INDIRECT, IN CONTRACT OR TORT OR OTHERWISE, TO ANY PERSON IN CONNECTION WITH THIS PRESENTATION. 5